Exhibit 99.1

eGAIN ANNOUNCES FINANCIAL RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2005

FIRST QUARTER HIGHLIGHTS

•	Revenue up 11% from comparable year-ago quarter

•	License revenue up 8% from comparable year-ago quarter

•	Net loss from operations improves to $23,000 from a loss of $296,000 in the comparable year-ago quarter

Mountain View, Calif. (November 14, 2005) – eGain Communications Corporation (OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced financial results for the first quarter of fiscal year 2006.

Revenue for the quarter ended September 30, 2005 was $5.2 million, an increase of 11% or $502,000 from the comparable year-ago quarter. License revenue was $1.4 million, an increase of 8% or $104,000 from the comparable year-ago quarter. Support and services revenue was $3.8 million, an increase of 12% or $398,000 from the comparable year-ago quarter.

Net loss applicable to common stockholders for the quarter ended September 30, 2005 was $297,000, or $0.02 per share, compared to a net loss applicable to common stockholders of $2.5 million, or $0.68 per share, for the same quarter a year ago.

Pro forma net income for the quarter ended September 30, 2005 was $136,000 or $0.01 per share, compared to a pro forma net loss of $93,000, or $0.01 per share, for the same quarter a year ago. Pro forma net income (loss) figures exclude depreciation, amortization, accreted dividends, interest expense, tax expense and stock-based compensation. A table reconciling the pro forma net income (loss) to GAAP net loss is included in the condensed consolidated financial statements in this release.

Total cash and cash equivalents were $5.8 million at September 30, 2005, compared to $4.5 million at June 30, 2005. Days sales outstanding in receivables for the September 2005 quarter were 69 days compared to 74 days for the comparable year-ago quarter.

“As planned, we have kicked off fiscal year 2006 on a positive note,” said Ashu Roy, eGain CEO. “With year-over-year quarterly revenue growth, an improved cash balance provided by operating activities and significant new industry partnerships with Adobe and IBM, we are well positioned to address the growing multi-channel service needs of leading businesses.”

First Quarter Fiscal 2006 Business Highlights

Industry recognition

eGain Service™ 7 continued to garner industry recognition, getting selected as a “Trend-Setting Product of the Year” for 2005 by KMWorld magazine. KMWorld editors picked its list of “Trend-Setting Products” after evaluating input from experts including colleagues, analysts and users—from C-level executives to entry-level knowledge workers.

Market momentum

The company expanded business with existing customers and signed up 14 new clients. Examples include Beeone GmbH, Birmingham City Council, CashDirectExpress, Centraal Bureau voor de Statistiek (CBS), Discover Financial Services, NatureMill, Inc., Parago, Inc., Sophos Plc, Stubhub, Inc., Telecom Italia Group and Woolworths Group Plc.

Customer interest in the company’s existing and future solutions continued to grow. The 2005 customer summit, held in Las Vegas in September, was a big success with attendance doubling over last year.

Partner momentum

We achieved optimized status in IBM’s PartnerWorld Industry Networks to deliver on-demand solutions for telecom customers. As part of the program, eGain will leverage IBM’s sales, marketing and technical resources to deliver integrated solutions that will help contact centers and customer service organizations improve productivity and service, while reducing costs.

We announced a joint eGain-Adobe solution to enable secure e-communications between businesses and their customers. The solution will allow customers to view confidential information without having to visit password-protected web sites or download proprietary client software, while enabling businesses to reduce paper-based communications by increasing e-channel adoption.

First Quarter Fiscal 2006 Financial Highlights

Revenue

Revenue for the quarter was $5.2 million, an increase of 11% or $502,000, compared to $4.7 million for the same quarter a year ago.

License revenue for the quarter was $1.4 million, an increase of 8% or $104,000, compared to $1.3 million for the same quarter a year ago. Support and services revenue was $3.8 million, an increase of 12% or $398,000 compared to $3.5 million for the same quarter a year ago.

International revenue accounted for 50% and domestic revenue accounted for 50% of total revenue for the quarter, compared to 51% and 49% respectively in the comparable year-ago quarter.

Cost of Revenue and Gross Profit

Gross profit for license revenue for the quarter was $1.3 million or a gross margin of 96% compared to $1.1 million or 86% in the comparable year-ago quarter. The significant increase in the gross margin for license revenue was primarily due to the expiration and renegotiation of certain third-party software royalty agreements that resulted in a reduction in the amortization of prepaid royalties. In addition, as part of our ongoing product development strategy, eGain Service 7 has less third-party software built into it than prior product releases and therefore lower corresponding costs for third-party software royalty costs.

Gross profit for support and services revenue for the quarter was $2.1 million or a gross margin of 55% compared to $2.0 million or 58% in the comparable year-ago quarter

Research and Development

Research and development expense for the quarter was $698,000, an increase of 30% or $160,000 from the comparable year-ago quarter. The increase was primarily due to increased personnel costs.

Sales and Marketing

Sales and Marketing expense for the quarter was $2.1 million unchanged from the comparable year-ago quarter. Sales expense for the quarter was $1.7 million unchanged from the comparable year-ago quarter. Marketing expense for the quarter was $437,000, a decrease of 2% or $7,000 from the comparable year-ago quarter.

General and Administrative

General and administrative expense for the quarter was $597,000, a decrease of 20% or $153,000 from the comparable year-ago quarter. The decrease was primarily due to the reduction in personnel expense, a reduction in bad debt expense and a reduction in fees for outside professional services.

Stock-Based Compensation

Stock based compensation expense for the quarter was $76,000. We adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R), effective July 1, 2005. SFAS 123R requires the recognition of the fair value of stock compensation in net income. We use the modified prospective method to value our share-based payments under SFAS 123R. Accordingly, for the three months ended September 30, 2005, we accounted for stock compensation under SFAS 123R while for the three months ended September 30, 2004, we accounted for stock compensation under Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees,” and recorded no stock option expense for that quarter.

Non-operating Income/Expense

Non-operating expense for the quarter was $274,000 compared to $276,000 for the same quarter a year ago. The non-operating expense primarily consists of interest expense.

Earnings

On a GAAP basis, net loss applicable to common stockholders for the quarter was $297,000 or $0.02 per share, compared to a net loss applicable to common stockholders of $2.5 million, or $0.68 per share for the same quarter a year ago.

Pro forma net income for the quarter ended September 30, 2005, was $136,000 or $0.01 per share, compared to a pro forma net loss of $93,000, or $0.01 per share, for the same quarter a year ago.

Balance Sheet

Cash

Total cash and cash equivalents were $5.8 million at September 30, 2005, an increase of $1.3 million from $4.5 million at June 30, 2005.

Days Sales Outstanding (DSO)

DSO for the June 2005 quarter was 69 days, compared to 74 days during the comparable year-ago quarter.

Guidance for Fiscal Year 2006

•	Revenue is currently anticipated to be in the range of approximately $22 million to $24 million.

•	Diluted EPS (excluding stock-based compensation expense) is currently anticipated to be in the range of approximately $0.01 to $0.05 based on an estimated average of 15.3 million diluted shares.

•	Cash flow from operations is currently anticipated to be positive.

Use of Non-GAAP Financial Measures

To supplement eGain’s consolidated financial statements presented in accordance with GAAP (Generally Accepted Accounting Principles), eGain uses non-GAAP pro forma net income (loss) and pro forma net income (loss) per share measures, which are not in accordance with, nor an alternative to, GAAP financial measures and may be different from pro forma measures used by other companies. eGain’s management believes that the presentation of these measures is useful to investors and other interested persons because, by excluding certain expenses we believe are not indicative of our core operating results, the users of the financial statements are provided with valuable insight into eGain’s operating results. Further, these non-GAAP results are one of the primary indicators eGain’s management uses for planning and forecasting future performance. In addition, eGain has consistently provided these pro forma measurements in previous earnings releases and believes that it is important to provide investors and other interested persons with a consistent basis for comparison between quarters.

About eGain Communications Corporation

eGain is a provider of customer service and contact center software and services, trusted by world-class companies to achieve and sustain customer service excellence for over a decade. eGain Service 7™, the company’s software suite, available licensed or hosted, includes integrated applications for customer email management, live web collaboration, service fulfillment, knowledge management, and web self-service. These robust applications are built on the eGain Service Management Platform ™ (eGain SMP™), designed to be a scalable next-generation framework that includes end-to-end service process management, multi-channel, multi-site contact center management, a flexible integration approach, and certified out-of-the-box integrations with leading call center, content and business systems.

To find out more about eGain, visit http://www.eGain.com or call the company’s offices—United States: (888) 603-4246 ext. 9; London: +44 (0) 1753-464646

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Cautionary Note Regarding Forward-looking Statements

All statements in this release that involve eGain’s plans, forecasts, beliefs, projections, expectations, strategies and intentions are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products; the anticipated customer benefits from eGain products; increased competition and technological changes in the markets in which eGain competes; eGain’s ability to manage its expenditures; and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K filed on September 28, 2005, and the company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact:	Investor Contact:

Karen Thrash	IRegain@eGain.com
650-230-7528
PR@eGain.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2005	June 30, 2005
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$5,762	$4,498
Restricted cash	12	12
Accounts receivable, net	3,989	4,590
Prepaid and other current assets	1,057	1,125

Total current assets	10,820	10,225

Property and equipment, net	779	741
Goodwill, net	4,880	4,880
Other assets	64	58

Total assets	$16,543	$15,904

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$919	$1,109
Accrued compensation	1,182	1,386
Accrued liabilities	1,592	1,190
Deferred revenue	4,755	4,144
Accrued restructuring	—	17
Current portion of bank borrowings	1,611	1,585

Total current liabilities	10,059	9,431

Related party notes payable	7,835	7,579
Bank borrowings, net of current portion	75	69
Other long term liabilities	226	229

Total liabilities	18,195	17,308

Stockholders’ equity:
Common stock	15	15
Additional paid-in capital	315,543	315,467
Notes receivable from stockholders	(73)	(72)
Accumulated other comprehensive loss	(482)	(456)
Accumulated deficit	(316,655)	(316,358)

Total shareholders’ deficit	(1,652)	$(1,404)

	$16,543	$15,904

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,
	2005	2004
	(unaudited)	(unaudited)
Revenue:
License	$1,377	$1,273
Support and Services	3,846	3,448

Total revenue	5,223	4,721
Cost of license	53	173
Cost of support and services	1,712	1,455

Gross profit	3,458	3,093

Operating costs and expenses:
Research and development	698	538
Sales and marketing	2,110	2,101
General and administrative	597	750
Stock-based compensation (1)	76	—

Total operating costs and expenses	3,481	3,389

Loss from operations	(23)	(296)
Non-operating expense	(274)	(276)

Net loss	(297)	(572)

Dividends on convertible preferred stock	—	(1,951)

Net loss applicable to common stockholders	$(297)	$(2,523)

Per share information:

Basic and diluted net loss per common share	$(0.02)	$(0.68)

Weighted average shares used in computing basic and diluted net loss per common share	15,302	3,696

Supplemental information:

Non-GAAP financial measures and reconciliation
Net loss applicable to common stockholders	$(297)	$(2,523)
Less: Amortization of prepaid licenses	—	66
Depreciation	81	95
Stock-based compensation (1)	76	—
Dividends on convertible preferred stock	—	1,951
Interest and Tax	276	318

Pro forma net income / (loss):	$136	$(93)

Basic and diluted pro forma net income / (loss) per common share	$0.01	$(0.01)

Weighted average shares used in computing basic and diluted pro forma net income / (loss) (adjusted for the conversion of preferred stock at the beginning of the period)	15,302	15,287

(1)	Effective July 1, 2005, we adopted FAS 123(R), “Share-Based Payments,” and used the modified prospective method to value our share-based payments. Accordingly, for the three months ended September 30, 2005, stock-based compensation was accounted under FAS 123(R) while for the three months ended September 30, 2004, stock-based compensation was accounted under APB 25, “Accounting for Stock Issued to Employees.” The stock-based compensation expense above is allocated as follows:

Cost of support and services	$12	—
Research and development	14	—
Sales and marketing	17	—
General and administrative	33	—

	$76	$—